Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 2 to the Registration Statement (Form S-4 No. 333-204855) and related proxy statement/prospectus of Atlantic Capital Bancshares, Inc. for the registration of a maximum of 9,274,609 shares of its common stock and to the inclusion therein of our report dated June 10, 2015, with respect to the consolidated financial statements of Atlantic Capital Bancshares, Inc. and its subsidiary for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 26, 2015